Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces First Quarter 2020 Results and Provides Business Update

–Organic Growth and Cherry Acquisition Drive Double-Digit Increases in First Quarter Revenues and Adjusted EBITDA
–Protocols Are in Place to Protect Health and Safety of Employees; Operations Continue as "Essential Business" Under U.S. Department of Homeland Security
–Strong Balance Sheet and Liquidity Provide Financial Flexibility
–Economic Uncertainty Leads to Withdrawal of 2020 Guidance

DALLAS, Texas - ARCOSA, Inc. - April 28, 2020:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the first quarter ended March 31, 2020 and provided a business update.

First Quarter Highlights
•Revenues increased 19% to $488.2 million
•Net income of $31.6 million, with Diluted EPS of $0.65
•Adjusted EBITDA increased 29% to $75.6 million
•Operating cash flow of $41.5 million and free cash flow of $20.4 million
•Net debt / EBITDA of 0.5X, for the trailing twelve months, and no significant maturities until 2025
•Total liquidity of $475 million, including cash of $201 million and committed revolver capacity of $274 million

COVID-19 Update
•Our highest priority is the health and safety of our employees and communities; protocols are in place at plants and offices that meet or exceed Centers for Disease Control (CDC) and other guidelines
•Our businesses support critical infrastructure sectors, as defined by the Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency (CISA.gov)
•Plants have continued to operate throughout the crisis

“Above all else, we are committed to the health and safety of our employees and the communities in which we operate,” noted Antonio Carrillo, President and Chief Executive Officer. “Our facilities are following the highest standards of health and safety, as we continue to produce products that are critical for North American infrastructure.”

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Commenting on first quarter performance, Carrillo said, “Our first quarter results demonstrate Arcosa's outstanding earnings power when infrastructure markets are strong. Our Construction Products businesses had an excellent quarter, with the Cherry acquisition exceeding our expectations. Energy Equipment executed very well, and our Barge business continued to ramp up to meet higher levels of demand.

“Our experienced management team has led our businesses through numerous cycles. As the macroeconomic outlook changed during the quarter, we responded quickly to conserve cash by minimizing non-essential capital expenditures, tightening our working capital management around receivables, payables, and inventory, and reducing our SG&A spending. We will continue to take appropriate actions on our cost structure.

“We have entered this period of economic uncertainty in a strong financial position. We have low leverage, ample liquidity, and a lean operating model to respond quickly to changes in demand. Our strong balance sheet will help us manage through this crisis and seek disciplined acquisition opportunities, where appropriate. I am extremely proud of our team’s dedication and resilience during this challenging period.”

First Quarter 2020 Results and Commentary

Construction Products

•Revenues increased 41% to $149.4 million in the first quarter, driven primarily by the acquisition of Cherry. Volumes in the legacy businesses increased over the previous year's quarter from strong construction market activity but were offset by lower volumes in aggregates plants serving oil and gas end markets.
•First quarter Adjusted Segment EBITDA increased 49% to $32.1 million, representing a 21.5% margin compared to a 20.3% margin a year ago.
•The performance of the Cherry acquisition exceeded our expectations, reflecting strong Houston market fundamentals and outstanding execution during the integration.

Energy Equipment

•First quarter revenues were up 7% year-over-year to $223.2 million, driven by higher volumes in wind towers and utility structures.
•Adjusted Segment EBITDA decreased 5% to $33.6 million, representing a 15.1% margin. The year-over-year decrease in EBITDA was primarily due to a $2.9 million recovery of bad debt in 2019 and lower wind tower pricing. Additionally, in the first quarter of 2020, we impaired $1.3 million of assets at one of our facilities.
•The combined backlog for wind towers and utility structures was $475.6 million compared to $596.8 million at year end 2019.

Transportation Products

•First quarter revenues increased 20% to $117.0 million, driven by an 80% increase in barge revenues. Deliveries were higher for both dry and liquid barges during the quarter. Higher barge revenues were partially offset by a 42% decline in components revenues, due to the cyclical shift in new railcar demand that preceded the COVID-19 slowdown.

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•Adjusted Segment EBITDA increased 55% year-over-year to $18.7 million, representing a 16.0% margin compared to a 12.4% margin a year ago. Barge margins increased from improved profitability in the backlog, strong operational performance, and the 2019 start-up of our Madisonville plant.
•The barge business received orders for $90.0 million, representing a book to bill ratio of 1.0. New orders consisted of both dry and liquid barges, with liquid barges constituting the largest portion of new orders.
•The barge backlog was $348.3 million, compared to $346.9 million at year end 2019. Approximately 90% of the backlog is scheduled to deliver in 2020.

Cash Flow and Liquidity

•Operating cash flow was $41.5 million in the quarter.
•In March, we drew an incremental $100 million from our $500 million revolver as a precautionary measure, which contributed to a cash balance of $200.7 million at the end of the first quarter.
•Total liquidity was $474.7 million as of the end of the quarter, including cash and an additional $274.0 million of remaining committed credit availability.
•During the first quarter we invested $21 million in capital expenditures, and approximately $310 million in acquisitions.
•Acquisitions included the Cherry acquisition as well as a $25 million complementary acquisition to expand into traffic and lighting structures in our Energy Equipment Group.
•We returned approximately $4.5 million to shareholders during the first quarter, through $2.5 million in dividends and approximately $2.0 million in share repurchases.

2020 Outlook

As demonstrated by our strong first quarter performance, we were on track to meet our full year 2020 Revenue and Adjusted EBITDA guidance. In addition, our backlog businesses benefit from solid production visibility, and 2020 expectations for these businesses remain largely unchanged. However, given the macroeconomic uncertainty from COVID-19 and the unknown duration and impact of the slowdown, we are withdrawing our 2020 Revenue and Adjusted EBITDA guidance.

We will discuss our 2020 outlook in additional detail on our conference call tomorrow. The key points include:

Construction Products
•Construction markets were robust throughout the first quarter, and construction activity has remained at healthy levels during the early part of the second quarter.
•The outlook for the rest of 2020 will depend on the duration and magnitude of the COVID-19 economic slowdown and its impact on public and private construction activity in our key markets.
•The trench shoring products business, which represented 12% of segment revenues in 2019 (pro forma for Cherry), has experienced the largest demand declines in the segment, as customers have reduced capital expenditures during the downturn.

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Energy Equipment
•Our outlook remains intact for overall revenue growth in our combined wind towers and utility structures product lines, as the combined backlog provides solid visibility and utility structures demand continues to be robust.
•Activity in the small storage tanks product line is expected to remain relatively healthy. Activity in the large storage tanks product line, which represented approximately 5% of segment revenues in 2019, is expected to be more heavily impacted by the oil and gas slowdown.

Transportation Products
•Our outlook for segment revenue and Adjusted EBITDA margin growth remains intact, as our barge backlog provides visibility for significant volume growth in 2020 versus 2019.
•Rail components revenues are expected to be lower in 2020 versus 2019. The cycle in railcar new builds had begun to turn lower prior to the COVID-19 slowdown.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on April 29, 2020 to discuss 2020 first quarter results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 877-876-9174 for domestic callers and 785-424-1669 for international callers. The conference ID is ARCOSA. An audio playback will be available through 11:59 p.m. Eastern Time on May 13, 2020, by dialing 800-839-1180 for domestic callers and 402-220-0400 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, energy, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products Group, the Energy Equipment Group, and the Transportation Products Group. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic on Arcosa’s customer demand for Arcosa’s products and services, Arcosa’s supply chain, Arcosa’s employees ability to work because of COVID-19 related illness, the health and safety of our employees, the effect of governmental regulations imposed in response to the COVID-19 pandemic; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate Cherry, or failure to achieve the expected benefits of the acquisition; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2019, Arcosa's Form 10-Q for the quarter-ended March 31, 2020 to be filed on or about April 29, 2020, and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

CONTACTS

Scott C. Beasley	Gail M. Peck	David Gold
Chief Financial Officer	SVP, Finance & Treasurer	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues	$488.2	$410.9
Operating costs:
Cost of revenues	391.3	332.8
Selling, general, and administrative expenses	51.8	40.8
	443.1	373.6
Operating profit	45.1	37.3

Interest expense	3.3	1.9
Other, net (income) expense	(0.2)	(0.2)
	3.1	1.7
Income before income taxes	42.0	35.6
Provision for income taxes	10.4	7.9
Net income	$31.6	$27.7

Net income per common share:
Basic	$0.65	$0.57
Diluted	$0.65	$0.56
Weighted average number of shares outstanding:
Basic	47.8	47.9
Diluted	48.4	48.5

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2020	2019
Construction aggregates	$132.1	$88.4
Other	17.3	17.6
Construction Products Group	149.4	106.0

Wind towers and utility structures	176.4	158.6
Other	46.8	50.5
Energy Equipment Group	223.2	209.1

Inland barges	89.0	49.4
Steel components	28.0	48.1
Transportation Products Group	117.0	97.5

Segment Totals before Eliminations	489.6	412.6
Eliminations	(1.4)	(1.7)
Consolidated Total	$488.2	$410.9

	Three Months Ended March 31,
Operating profit (loss):	2020	2019
Construction Products Group	$16.8	$11.3
Energy Equipment Group	24.9	28.2
Transportation Products Group	14.3	8.3
Segment Totals before Corporate Expenses	56.0	47.8
Corporate	(10.9)	(10.5)
Consolidated Total	$45.1	$37.3

Backlog:	March 31, 2020	March 31, 2019
Energy Equipment Group:
Wind towers and utility structures	$475.6	$549.2
Other	$29.0	$53.0
Transportation Products Group:
Inland barges	$348.3	$383.9

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$200.7	$240.4
Receivables, net of allowance	238.1	200.0
Inventories	303.4	283.3
Other	29.8	33.5
Total current assets	772.0	757.2

Property, plant, and equipment, net	891.7	816.2
Goodwill	752.7	621.9
Deferred income taxes	15.4	14.3
Other assets	189.8	92.9
	$2,621.6	$2,302.5
Current liabilities:
Accounts payable	$113.2	$90.0
Accrued liabilities	99.7	119.4
Advance billings	61.5	70.9
Current portion of long-term debt	4.6	3.7
Total current liabilities	279.0	284.0

Debt	352.3	103.6
Deferred income taxes	98.7	66.4
Other liabilities	75.6	58.1
	805.6	512.1

Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,690.5	1,686.7
Retained earnings	152.0	122.9
Accumulated other comprehensive loss	(24.0)	(19.7)
Treasury stock	(3.0)	—
	1,816.0	1,790.4
	$2,621.6	$2,302.5

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Operating activities:
Net income	$31.6	$27.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	26.8	19.8
Stock-based compensation expense	3.7	3.4
Provision for deferred income taxes	3.2	3.4
Gains on dispositions of property and other assets	(0.8)	(0.4)
(Increase) decrease in other assets	(2.4)	(1.2)
Increase (decrease) in other liabilities	0.2	1.9
Other	2.0	(1.2)
Changes in current assets and liabilities:
(Increase) decrease in receivables	(7.2)	85.2
(Increase) decrease in inventories	(7.9)	(17.5)
(Increase) decrease in other current assets	7.8	1.6
Increase (decrease) in accounts payable	14.0	(6.9)
Increase (decrease) in advance billings	(9.4)	(0.1)
Increase (decrease) in accrued liabilities	(20.1)	9.3
Net cash provided by operating activities	41.5	125.0
Investing activities:
Proceeds from dispositions of property and other assets	5.1	0.7
Capital expenditures	(21.1)	(18.0)
Acquisitions, net of cash acquired	(309.4)	—
Net cash required by investing activities	(325.4)	(17.3)
Financing activities:
Payments to retire debt	(0.3)	(80.4)
Proceeds from issuance of debt	250.2	—
Shares repurchased	(2.0)	(6.0)
Dividends paid to common stockholders	(2.5)	(2.5)
Purchase of shares to satisfy employee tax on vested stock	—	(0.2)
Other	(1.2)	—
Net cash provided (required) by financing activities	244.2	(89.1)
Net increase (decrease) in cash and cash equivalents	(39.7)	18.6
Cash and cash equivalents at beginning of period	240.4	99.4
Cash and cash equivalents at end of period	$200.7	$118.0

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA and Adjusted Net Income
($ in millions)
(unaudited)

GAAP does not define “Earnings Before Interest, Taxes, Depreciation, Depletion and Amortization” (“EBITDA”) and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value, and we believe this metric also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, and amortization, which can vary significantly depending on many factors. We adjust consolidated EBITDA for certain non-routine items (“Adjusted EBITDA”) to provide a more consistent comparison of earnings performance from period to period, which we also believe assists investors in comparing a company's performance on a consistent basis. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended March 31,
	2020	2019
Revenues	$488.2	$410.9

Net income	31.6	27.7
Add:
Interest expense, net	3.1	1.6
Provision for income taxes	10.4	7.9
Depreciation, depletion, and amortization expense(1)	26.8	19.8
EBITDA	71.9	57.0
Add:
Impact of acquisition-related expenses(2)	2.4	1.4
Impairment charge	1.3	—
Other, net (income) expense(3)	—	0.1
Adjusted EBITDA	$75.6	$58.5
Adjusted EBITDA Margin	15.5%	14.2%

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain non-routine items to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended March 31,
	2020	2019
Net Income	$31.6	$27.7
Impact of acquisition-related expenses, net of tax(2)	1.8	1.1
Impairment charge	1.0	—
Adjusted Net Income	$34.4	$28.8
(1) Includes the impact of the fair value markup of acquired long-lived assets.
(2) Non-routine expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory and other transaction costs.
(3) Included in Other, net expense was the impact of foreign currency exchange transactions of $0.0 million and $0.5 million for the three months ended March 31, 2020 and 2019, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)

“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. GAAP does not define Segment EBITDA and it should not be considered as an alternative to earnings measures defined by GAAP, including segment operating profit. We use this metric to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value, and we believe this metric also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, and amortization, which can vary significantly depending on many factors. We adjust Segment EBITDA for certain non-routine items (“Adjusted Segment EBITDA”) to provide a more consistent comparison of earnings performance from period to period, which we also believe assists investors in comparing a company's performance on a consistent basis. "Adjusted Segment EBITDA Margin" is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended March 31,
	2020	2019
Construction Products
Revenues	$149.4	$106.0

Operating Profit	16.8	11.3
Add: Depreciation, depletion, and amortization expense	13.8	8.8
Segment EBITDA	30.6	20.1
Add: Impact of acquisition-related expenses(1)	1.5	1.4
Adjusted Segment EBITDA	$32.1	$21.5
Adjusted Segment EBITDA Margin	21.5%	20.3%

Energy Equipment
Revenues	$223.2	$209.1

Operating Profit	24.9	28.2
Add: Depreciation and amortization expense	7.4	7.0
Segment EBITDA	32.3	35.2
Add: Impairment charge	1.3	—
Adjusted Segment EBITDA	$33.6	$35.2
Adjusted Segment EBITDA Margin	15.1%	16.8%

Transportation Products
Revenues	$117.0	$97.5

Operating Profit	14.3	8.3
Add: Depreciation and amortization expense	4.4	3.8
Adjusted Segment EBITDA	$18.7	$12.1
Adjusted Segment EBITDA Margin	16.0%	12.4%

Operating Loss - Corporate	$(10.9)	$(10.5)
Impact of acquisition-related expenses - Corporate(1)	0.9	—
Add: Corporate depreciation expense	1.2	0.2
Adjusted EBITDA	$75.6	$58.5
(1) Non-routine expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Diluted EPS, Free Cash Flow, and Net Debt to Adjusted EBITDA
(unaudited)

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain non-routine items to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended March 31,
	2020	2019
	(in dollars per share)
Diluted EPS	$0.65	$0.56
Impact of acquisition-related expenses	0.04	0.02
Impairment charge	0.02	—
Adjusted Diluted EPS	$0.71	$0.58

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We use this metric to assess the liquidity of our consolidated business. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions. We define Free Cash Flow as cash provided by operating activities less capital expenditures.

	Three Months Ended March 31,
	2020	2019
	(in millions)
Cash Provided by Operating Activities	$41.5	$125.0
Capital expenditures	(21.1)	(18.0)
Free Cash Flow	$20.4	$107.0

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses "Net Debt to Adjusted EBITDA", which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

March 31, 2020
(in millions)
Total debt	$356.9
Cash and cash equivalents	200.7
Net Debt	$156.2

Adjusted EBITDA (trailing twelve months) (1)	$285.6
Net Debt to Adjusted EBITDA	0.5
(1) Adjusted EBITDA includes 9 month pro-forma adjustment of $27.8 million for Cherry during Q2-Q4 of 2019, using previously disclosed annualized EBITDA of $37M.

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